Exhibit 99.1

For Immediate Release:  November 17, 2005

Contact:

Valerie Newsom

Phone:    432-684-0301

Email:    vnewsom@caprockenergy.com

Cap Rock Energy Reports Third Quarter Earnings for 2005

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) reported net income for the third quarter of 2005 of $1,861,000, or $1.10 per common share, diluted, as compared to $22,000, or $.01 per common share, diluted, for the same period in 2004.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three and nine months ended September 30, 2005 and 2004:

Cap Rock Energy Corporation

(unaudited)

($ in thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating revenues	$27,136	$22,351	$66,207	$65,471
Operating income	3,673	1,614	4,139	11,821
Net Income	1,861	22	98	4,811

Earnings per share:
Basic	$1.13	$0.01	$0.06	$3.10
Diluted	$1.10	$0.01	$0.06	$2.99

Weighted average shares of Common stock outstanding:
Basic	1,653,552	1,527,857	1,635,894	1,553,072
Diluted	1,696,120	1,584,172	1,683,030	1,609,387

The consumption and demand for electricity within the Company’s service areas can be greatly impacted by weather conditions and temperatures.  Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

Power cost recovery revenues increased $3,849,000 and $65,000, respectively, for the comparative three and nine month periods, and wholesale sales and kWh sales increased $1,033,000 and $1,072,000 respectively, for the comparative periods.

Purchased power increased $2,003,000 and $2,367,000 for the comparative three and nine month periods, because of an increase in power costs.

Operations and maintenance expenses increased because of increased salaries and benefits, maintenance of substation equipment and overhead lines, and expenditures for outsourced and professional services.

Interest expense decreased $585,000 and $1,618,000 for the comparative three and nine month periods because of the net effect of increased interest rates offset by the effect of the extinguishment of the Beal Bank note in November 2004 and amortization of those related fees and costs.

General and administrative expenses decreased $988,000 for the comparative three month periods, but increased $822,000 for the comparative nine month periods because of the increased costs of legal and professional services, IT support and outsourced IT functions, salaries and related benefits, offset by increased overhead allocations for the 2005 period from general and administrative to operations, maintenance and capitalized items.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.